Exhibit 15

April 25, 2012

Wyndham Worldwide Corporation

22 Sylvan Way

Parsippany, New Jersey 07054

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Wyndham Worldwide Corporation and subsidiaries for the three month periods ended March 31, 2012, and 2011, as indicated in our report dated April 25, 2012; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, is incorporated by reference in Registration Statement No. 333-136090 on Form S-8 and Registration Statement No. 333-179710 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

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